Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings: The Dow Jones Industrial Average TM (ticker: “INDU”) and S&P 500 Dynamic Participation Index (ticker: “SPXDPU1”) Pricing date: May 19, 2023 Valuation dates: Monthly , beginning after one year Maturity date: Unless earlier redeemed, May 24, 2028 Automatic early redemption: If on any valuation date the closing value of the worst performer is greater than or equal to its initial underlying value, the securities will be automatically called for an amount equal to the principal plus the applicable premium Premium: 10.50% per annum* CUSIP / ISIN: 17331HL46 / US17331HL465 Final b uffer value: 85% of its initial underlying value, for each underlying Buffer percentage: 15% Initial underlying value: For each underlying, its closing value on the pricing date Final underlying value: For each underlying, its closing value on the final valuation date Underlying return: For each underlying on any valuation date, (current closing value - initial underlying value) / initial underlying value Worst performer: On any valuation date, the underlying with the lowest underlying return Payment at maturity (if not autocalled): • If the final underlying value of the worst performer is greater than or equal to its initial underlying value: $1,000 + the premium applicable to the final valuation date • If the final underlying value of the worst performer is less than its initial underlying value but greater than or equal to its final buffer value : $1,000 • If the final underlying value of the worst performer is less than its final buffer value: $1,000 + [$1,000 × (underlying return of worst performer + the buffer percentage)] If the securities are not automatically redeemed prior to maturity and the final underlying value of the worst performer is less than its final buffer value, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation ex ceeds the buffer percentage. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citig rou p Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated April 26, 2023 * The hypotheticals assume that the premium will be set at the lowest value indicated in this offering summary. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Autocallable Securities Linked to the Worst of INDU and SPXDPU1

$0 $200 $400 $600 $800 $1,000 $1,200 $1,400 $1,600 $1,800 $2,000 -100% -75% -50% -25% 0% 25% 50% 75% 100% Payment at Maturity Underlying Return The Underlying The Securities Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Hypothetical Interim Payment per Security** Hypothetical Worst Underlying Return on Final Valuation Date Hypothetical Payment at Maturity 100.00% $1,525.00 80.00% $1,525.00 60.00% $1,525.00 50.00% $1,525.00 25.00% $1,525.00 0.00% $1,525.00 - 5.00% $1,000.00 - 15.00% $1,000.00 - 15.01% $999.90 - 50.00% $650.00 - 100.00% $150.00 Valuation Date on which Worst Performer Exceeds Initial Underlying Value Premium Hypothetical Redemption May 22, 2024 10.50% $1,105.00 June 20, 2024 11.375% $1,113.75 July 19, 2024 12.25% $1,122.50 August 19, 2024 13.125% $1,131.25 September 19, 2024 14.00% $1,140.00 October 21, 2024 14.875% $1,148.75 November 19, 2024 15.75% $1,157.50 December 19, 2024 16.625% $1,166.25 January 21, 2025 17.50% $1,175.00 February 19, 2025 18.375% $1,183.75 March 19, 2025 19.25% $1,192.50 April 21, 2025 20.125% $1,201.25 May 19, 2025 21.00% $1,210.00 June 20, 2025 21.875% $1,218.75 July 21, 2025 22.75% $1,227.50 August 19, 2025 23.625% $1,236.25 September 19, 2025 24.50% $1,245.00 October 20, 2025 25.375% $1,253.75 November 19, 2025 26.25% $1,262.50 December 19, 2025 27.125% $1,271.25 January 20, 2026 28.00% $1,280.00 February 19, 2026 28.875% $1,288.75 March 19, 2026 29.75% $1,297.50 April 20, 2026 30.625% $1,306.25 May 19, 2026 31.50% $1,315.00 June 22, 2026 32.375% $1,323.75 July 20, 2026 33.25% $1,332.50 August 19, 2026 34.125% $1,341.25 September 21, 2026 35.00% $1,350.00 October 19, 2026 35.875% $1,358.75 November 19, 2026 36.75% $1,367.50 December 21, 2026 37.625% $1,376.25 January 19, 2027 38.50% $1,385.00 February 19, 2027 39.375% $1,393.75 March 19, 2027 40.25% $1,402.50 April 19, 2027 41.125% $1,411.25 May 19, 2027 42.00% $1,420.00 June 21, 2027 42.875% $1,428.75 July 19, 2027 43.75% $1,437.50 August 19, 2027 44.625% $1,446.25 September 20, 2027 45.50% $1,455.00 October 19, 2027 46.375% $1,463.75 November 19, 2027 47.25% $1,472.50 December 20, 2027 48.125% $1,481.25 January 19, 2028 49.00% $1,490.00 February 22, 2028 49.875% $1,498.75 March 20, 2028 50.75% $1,507.50 April 19, 2028 51.625% $1,516.25 B C D A Hypothetical Payment at Maturity per Security Assumes the securities have not been automatically redeemed prior to maturity A B C D ** If the closing value of the worst performer is not greater than or equal to its initial underlying value on any interim va lua tion date, then the

Selected Risk Considerations • You may lose a significant portion of your investment. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the worst performer on the final valuation date. If the final underlying value of the worst performer on the final valuation date is less than its final buffer value, which means that the worst performer on the final valuation date has depreciated from its initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of the securities for every 1% by which that depreciation exceeds the buffer percentage. • The return on the securities depends solely on the performance of the worst performer. As a result, t he securities are subject to the risks of each of the underlyings and will be negatively affected if any one performs poorly. • You will be subject to risks relating to the relationship among the underlyings . The less correlated the underlyings , the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • The securities offer downside exposure, but no upside exposure, to the underlyings . • You will not receive dividends or have any other rights with respect to the underlyings . • The securities are particularly sensitive to the volatility of the closing values of the underlyings on or near the valuation dates. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The S&P 500 Dynamic Participation Index is likely to significantly underperform the S&P 500 ® Index in a sustained falling U.S. equity market. • The S&P 500 Dynamic Participation Index is more volatile than the S&P 500 ® Index, which increases the riskiness of the securities. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigro up Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. About the Underlyings S&P 500 Dynamic Participation Index • The S&P 500 Dynamic Participation Index … • Is calculated, maintained and published by S&P Dow Jones Indices LLC • Was first published on July 31, 2019 • Tracks the hypothetical performance of a dynamic “leverage overlay” methodology on the S&P 500 ® Index, which is designed to track the large capitalization sector of the U.S. equity market • The thesis of the S&P 500 Dynamic Participation Index … • May be thought of as reflecting a “buy the dip” strategy • Is based on a premise that downturns tend to be short - lived and that the S&P 500 ® Index will recover relatively quickly from any such downturns • Takes a trending down of the S&P 500 ® Index as a signal to “buy” (i.e., temporarily increase exposure to) the S&P 500 ® Index » There can be no assurance that the S&P 500 Dynamic Participation Index’s investment thesis will prove correct or that the index will effectively implement its investment thesis • The S&P 500 Dynamic Participation Index methodology consists of … 1. Calculating the percentage difference between the current closing value of the S&P 500 ® Index and its trailing 10 - day average 2. Determining the “leverage factor” by multiplying that percentage difference by a “leverage multiplier” of 50, subject to a maximum leverage factor of 100% 3. Adding the leverage factor to 100% to arrive at the overall leveraged exposure to the S&P 500 ® Index, subject to a maximum leveraged exposure of 200% 4. Subtracting an “excess return deduction” if the S&P 500 Dynamic Participation Index has greater than 100% exposure, and for only the leveraged portion Hypothetical Illustration of S&P 500 Dynamic Participation Index Methodology: Upturn Market Downturn Market S&P 500 ® Index ≥ its trailing 10 - day average S&P 500 ® Index < its trailing 10 - day average Exposure = 100% Exposure = 100% + 50 x d*, capped at 200% *d equals the difference between the current S&P 500 ® Index closing value and its trailing 10 - day average, expressed as a percentage of the current value. S&P 500 Index Level 10-day SMA of the S&P 500 Index Level S&P 500 Index Level 10-day SMA of the S&P 500 Index Level S&P 500 Index Trailing 10 - day Average S&P 500 Index Level 10-day SMA of the S&P 500 Index Level S&P 500 Index Level 10-day SMA of the S&P 500 Index Level S&P 500 Index Trailing 10 - day Average SPDR® S&P® Regional Banking ETF The SPDR® S&P® Regional Banking ETF is an exchange - traded fund that seeks to provide investment results that, before fees and expenses, correspond generally to the performance of the S&P® Regional Banks Select Industry TM Index. d *